Exhibit 10.36
WORKERS COMPENSATION REINSURANGE AGREEMENT
QUOTA SHARE AGREEMENT and
AGGREGATE EXCESS OF LOSS
BETWEEN
GUARANTEE INSURANCE COMPANY,
(hereinafter referred to as the “Company”)
AND
SEGREGATED PORTFOLIO 110,
A SEGREGATED PORTFOLIO OF
CALEDONIAN REINSURANCE SPC
(hereinafter referred to as the “Reinsurer”)
RIAg GURANTEE Ins Co

INDEX

ARTICLE		PAGE

1	Business Reinsured	3
2	Term and Cancellation	3
3	Territory	4
4	Definitions	4
5	Liability of Reinsurer	5
6	Funds Withheld	5
7	Accounts, Reports and Remittances	7
8	Salvage and Subrogation	7
9	Offset	8
10	Taxes	8
11	Statistics	8
12	Errors and Omissions	8
13	Amendments	8
14	Access to Records	8
15	Loss Adjustment Expenses	9
16	Loss Reserves	9
17	Commutation	9
18	Arbitration	10
19	Insolvency	10
20	Currency	11
21	Follow the Terms and Conditions	11
22	Service of Suit	11
23	Exclusions	12
24	Insolvency Funds Exclusion	12
25	Loss in Excess of Policy Limits and Extra Contractual Obligations	13
26	Termination	13
27	Cell Limitation and Indemnification	14
28	Assignment	15
29	Entire Agreement	15

Interest and Liabilities Contract		16
Schedule 1, Program Expenses		17

ARTICLE 1 — BUSINESS REINSURED
By this Agreement, GUARANTEE INSURANCE COMPANY (the “Company”) obligates itself to cede to Segregated Portfolio 110 (the “Segregated Portfolio”) a segregated portfolio of CALEDONIAN REINSURANCE SPC (hereinafter called “Reinsurer”), and Reinsurer obligates itself to accept, quota share reinsurance of the Company’s net liability under policies, contracts and binders of insurance (as hereinafter defined) attaching during the term of this Agreement on Workers’ Compensation and Employers’ Liability coverage produced by and on behalf of the Company for staffing entities and their clients.
Business which is beyond the terms, conditions or limitations of this Agreement or which is outside the underwriting guidelines as agreed between the Company and Reinsurer may be submitted for special acceptance hereunder, and are subject to being accepted by the parties to this Agreement. Special acceptances will be subject to all the terms, conditions and limitations of this Agreement except as may be modified by the Company when negotiating the special acceptance.
ARTICLE 2 — TERM AND CANCELLATION
A.	This Agreement shall be effective as of August 16, 2005 at 12:01 a.m. local time where Reinsurer is located (the “Effective Date”) and shall be a continuous contract in respect of all new and renewal policies, as defined herein as being subject to this Agreement, written on a risk attaching basis by the Company and effective on or after the Effective Date, and may be cancelled by the Company with ninety (90) days prior written notice by certified or registered mail, return receipt requested, or by overnight courier service, and may be cancelled by Reinsurer as of any anniversary date of the Effective Date with ninety (90) days prior written notice by certified or registered mail, return receipt requested, or by overnight courier service. The date of such cancellation shall hereinafter be referred to as the “Termination Date.”

B.	Upon cancellation of this Agreement, at the Company’s option:
(i)	Reinsurer shall continue to be liable under this Agreement with respect to all loss occurrences on policies in force prior to the Termination Date until the date of the next scheduled anniversary of each policy, its natural expiration, cancellation or non-renewal, whichever shall first occur; provided, however, that in no event shall Reinsurer be liable under this Agreement for any loss with a date of loss occurrence more than twelve (12) months plus odd time after the Termination Date. The Company shall not issue policies for a period longer than twelve months plus odd time, for a total policy period not to exceed (18) months and any period permitted for discovery under the policies reinsured hereunder; or

(ii)	Except for policies with run-off liabilities after the Termination Date, Reinsurer shall have no liability for loss occurrences arising upon or after the Termination Date. Reinsurer shall not receive any reinsurance premiums for any period after the Termination Date.

ARTICLE 3 — TERRITORY
This Agreement shall cover losses wherever occurring in respect of risks domiciled in the United States of America and is limited to policies issued in jurisdictions in which the Company has authority to write the subject business.
ARTICLE 4 — DEFINITIONS
A.	The term “loss occurrence” shall mean any one disaster, casualty, accident or loss, or series of disasters or casualties or accidents or losses arising out of or caused by one event.

B.	The term “policy” shall mean any binder, policy, bond or contract of insurance issued, accepted or bound by or on behalf of the Company. The term “policies” shall be the plural thereof.

C.	The term “Loss Adjustment Expense” shall mean all costs and expenses allocable to a specific claim that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of supersedes and appeal bonds, and including (i) pre-judgment interest, unless included as part of the award or judgement; (ii) post-judgment interest; and (iii) legal expenses and costs incurred by the Company in connection with coverage questions and legal actions connected thereto. Loss Adjustment Expense does not include unallocated loss adjustment expense. Unallocated loss adjustment expense includes, but is not limited to, salaries and expenses of employees and office and other overhead expenses.

D.	The term “AGP” shall mean adjustable gross premium, which shall be comprised of the original gross premium (defined as premiums applicable to (i) primary policies with statutory limits for Workers’ Compensation coverage and (ii) Employers’ Liability coverage calculated on a 365th basis), which shall be adjustable from time to time concurrently with changes in (i) (a) the insured’s payroll, or (b) the number of the insured’s employees who are eligible for Workers’ Compensation and Employers’ Liability coverages and are listed, by name and Social Security number, on the insured’s payroll; (ii) hazards; (iii) the states or other domestic jurisdictions which are other than those in which the insured conducted operations immediately prior to such changes; or (iv) experience modifications. While the AGP shall be adjustable, the minimum premium payable under this Agreement is US$8,332,960.00.

E.	The term “Original Conditions” shall mean that all reinsurance under this Agreement shall be subject to the same rates, terms, conditions and waivers, and to the same modifications and alterations, as the respective policies of the Company. The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company, prior to its disbursement of any dividends, but after deduction of premiums, if any, ceded by the Company for inuring reinsurance, it being understood that premiums ceded by the Company for other inuring excess of loss reinsurance shall be deducted at the adjusted rate on a written premium basis.

ARTICLE 5 — LIABILITY OF REINSURER
The Company shall cede to Reinsurer, and Reinsurer shall accept, the following:
A.	As quota share reinsurance, ninety percent (90%) of the ultimate net loss in all policies written under this Agreement after all inuring reinsurance, subject to a maximum limit of ninety percent (90%) of $1,000,000 any one loss occurrence. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Reinsurer under this subsection shall not exceed ninety percent (90%) eighty-seven and one-half percent (87.5%) of AGP.

B.	As an aggregate excess of loss cover, the ultimate net loss excess of sixty-seven and one-half percent (67.5%) of AGP with respect to the Company’s retention of ten percent (10%) of the primary limits up to $1,000,000 any one loss occurrence. The maximum aggregate liability of Reinsurer under this subparagraph (B) shall not exceed ten percent (10%) of twenty percent (20%) of AGP.
The above notwithstanding, the Company shall maintain a minimum amount of collateral which will not be allowed to be less than US$1,666,592.00.
In the event a loss settlement, verdict, judgment or award is reduced by any process other than by the trial court, resulting in an ultimate saving to Reinsurer, or judgment is reversed outright, the expenses incurred in securing such reduction or reversal shall be prorated between the Company and Reinsurer in the proportion that each benefits from such reduction or reversal, and the expenses incurred up to the time of the original loss settlement, verdict, judgment, or award shall be prorated in proportion to each party’s interest in such original loss settlement, verdict, judgment or award.
ARTICLE 6 — FUNDS WITHHELD
To secure Reinsurer’s obligations to the Company, the Company shall retain exclusive control of the net ceded premium. The net ceded premium collected by the Company and retained hereunder plus any additional cash collateral provided to the Company shall be known as the “Funds Withheld” and shall be held in the “Funds Withheld Account” (as such terms are hereinafter defined).
As used herein, the following terms shall have the following meanings:
A.	The Funds Withheld Account shall be comprised of funds that may, depending on loss experience, become due to Reinsurer, to be held by the Company subject to the terms and conditions of this Agreement.
(i)	The average monthly balance of the Funds Withheld Account shall be equal to the sum of the beginning balance and the ending balance of the Funds Withheld Account for such month, divided by two.

(ii)	Monthly interest shall be calculated by the Company on the average monthly balance of the Funds Withheld Account for a particular month. The monthly interest so calculated shall equal the interest rate for a three-month U.S. Treasury Note, as said interest shall appear on the first calendar day of the quarter. However, in the event the insured’s losses exceed the aggregate coverage provided herein, the Company shall not owe or pay any such interest.
B.	Reinsurer hereby agrees to provide additional cash collateral, letters of credit or other financial instruments acceptable to the Company (the “Assets”) and to maintain such Assets in the Funds Withheld Account in sums at least equal to the reserves the Company has determined to be required on the business which is the subject of this Agreement on a monthly basis, hereby called the “Required Account Balance.” For purposes of this Agreement, the Required Account Balance shall be ninety percent (90%) of eighty-seven and one-half percent (87.5%) of AGP plus ten percent (10%) of twenty percent (20%) of AGP. At no time shall the Required Account Balance be allowed to be less than said ninety percent (90%) of eighty-seven and one-half percent (87.5%) of AGP plus ten percent (10%) of twenty percent (20%) of AGP.

C.	Reinsurer authorizes the Company to deposit and maintain in the Funds Withheld Account any funds ceded by the Company to Reinsurer under this Reinsurance Agreement, plus all collateral funds received by the Company from Reinsurer. Reinsurer authorizes the Company to withdraw from the Funds Withheld Account any amounts owed by Reinsurer to the Company under this Agreement.

D.	Within forty-five (45) days after the end of each month, the Company shall furnish to Reinsurer a statement for such month that sets forth the actual balance of the Funds Withheld Account and the amount of the Required Account Balance for such month. Thirty (30) days after the delivery of such statement, Reinsurer may request in writing that the Company release that portion of the Funds Withheld Account that exceeds the Required Account Balance set forth in such statement, if any. Such request shall state the amount to be released from the Funds Withheld Account and the recipient of such payment. Reinsurer may reduce any claims payments due the Company by an offset against the excess funds, if any, in the Funds Withheld Account and Reinsurer authorizes the withdrawal of such amounts from the Funds Withheld Account. The Company shall have no obligation to release or allow the withdrawal of any funds from the Funds Withheld Account if such release or withdrawal would result in the amount in the Funds Withheld Account falling below the Required Account Balance.

E.	The Company will credit to the balance of the Funds Withheld Account any and all Assets deposited by Reinsurer with the Company under the terms of this Agreement. If upon written notice by the Company the amount of the Funds Withheld Account is less than the Required Account Balance, Reinsurer agrees, within fifteen (15) days of receiving notice, to increase the Assets deposited in the Funds Withheld Account to equal or exceed the Required Account Balance, as otherwise required in Subsection (B) of this Section 6. Reinsurer authorizes the Company to commingle any cash with its own funds, provided suitable account balance identification is maintained, and to invest the funds in any investment allowed under South Carolina insurance regulations, subject to the provisions of Article 7 below.

F.	The Company shall be under no duty or responsibility with respect to the Funds Withheld Account, except to hold the Assets in the Funds Withheld Account, to accurately report and provide notice as required hereunder, to release funds from the Funds Withheld Account only to extent allowed or required by the Funds Withheld Account provisions of this Agreement, and to otherwise fulfill its obligations under this Agreement.
G.	The Company shall credit Reinsurer with interest based on the interest rate for three-month U.S. Treasury Notes calculated on the average monthly balance of the Funds Withheld Account. Interest will accrue and will be credited to the Funds Withheld Account on a monthly basis, commencing on the first day of the first calendar month following the date that this Agreement is entered into and continuing on the first day of every calendar month thereafter while the Agreement is in effect. All of the Assets in the Funds Withheld Account shall be available to be used towards the satisfaction of all claims and losses up to the amount of the aggregate hereunder. In no event shall investment income be earned by or accredited to the Reinsurer if losses are equal to or exceed the aggregate.
Nothing contained herein shall be construed as other than requiring payment in full of collateral into the Funds Withheld Account, promptly upon the execution of this Agreement, as stated above, in the form of Assets acceptable to the Company.
ARTICLE 7- ACCOUNTS, REPORTS AND REMITTANCES
A.	The Company will provide Reinsurer with all requisite information respecting premiums and losses, including reserves, to enable it to properly prepare its balances and accounts, as of dates and on forms mutually acceptable to the Company and Reinsurer.

B.	Within forty-five (45) days of the close of each month, the Company shall render a premium and loss bordereau to Reinsurer for all business written. The bordereau shall include a summary of gross policy premiums written and earned, losses incurred, reserves for such losses, and all payments of losses net of salvage and subrogation; all other written and earned inuring excess of loss reinsurance, and an account current summarizing premiums earned, commissions, losses and loss expenses paid net of salvage and subrogation. Detailed information supporting the bordereau amounts will be made reasonably available to Reinsurer as required.

C.	It is further agreed that loss bordereaux will continue to be furnished to Reinsurer after expiration of this Agreement until all loss activity has ceased or the Company and Reinsurer mutually agree to discontinue reports. In addition, the Company shall furnish the Reinsurer with additional information as requested and mutually agreed by the Company and Reinsurer.
ARTICLE 8 — SALVAGE AND SUBROGATION
Reinsurer shall be credited with its share of salvage and subrogation (i.e., reimbursement obtained or recoveries made by the Company, less actual cost, excluding office expenses of the Company, salaries and other remuneration of Company employees and officers and sums paid to attorneys as retainers, incurred in obtaining such reimbursement or making such recoveries) pertaining to any claims or settlements under policies reinsured hereunder. The Company shall reasonably enforce its rights to salvage or subrogation relating to any loss within the scope of this Agreement and shall reasonably prosecute all claims arising out of those rights. In the event the Company refuses or neglects to enforce its rights to salvage or subrogation, the Company shall immediately inform Reinsurer and Reinsurer is thereby empowered and authorised to bring any appropriate action in the name of the Company or its policyholders, or otherwise to enforce such rights, and the Company shall cooperate fully with Reinsurer in enforcing those rights.
ARTICLE 9 — OFFSET
The Company may offset any balance, whether on account of premium, losses, recoveries, salvage, or any other amount due under this Agreement. However, in the event of the insolvency of either party hereto, offset shall only be allowed in accordance with applicable law.
ARTICLE 10 — TAXES
(Applicable to those reinsurers, except Underwriters at Lloyd’s of London and other reinsurers exempt from Federal Excise Tax, who are domiciled outside the United States of America).
The Company shall pay on behalf of Reinsurer all taxes on premiums reported to Reinsurer on this Agreement. Reinsurer agrees to allow the Company to retain, for the purpose of paying Federal Excise Tax thereon, the applicable percentage of the reinsurance premium payable hereunder to the extent such reinsurance premium is subject to the Federal Excise Tax.
In the event of any return premium becoming due hereunder, Reinsurer shall deduct the aforesaid percentage from such return premium, and the Company or its agent shall be responsible for recovering such tax from the United States Government.
ARTICLE 11 — STATISTICS
The Company shall furnish such other statistics as may be required by Reinsurer for the completion of Reinsurer’s statutory requirements and internal records.
ARTICLE 12 — ERRORS AND OMISSIONS
Reinsurer shall not be relieved of liability because of an error or accidental omission by the Company in reporting any claim, loss, or any business reinsured under this Agreement, provided that the error or omission is rectified promptly after discovery. Reinsurer shall be obligated only for the return of the premium paid for business reported but not reinsured under this Agreement.
ARTICLE 13 — AMENDMENTS
The terms and conditions contained in this Agreement may be changed, altered or amended as the parties may agree, provided such change, alteration or amendment is evidenced by a written Addendum to this Agreement executed by the Company and Reinsurer.
ARTICLE 14 — ACCESS TO RECORDS
The Company shall comply with Reinsurer’s reasonable requests for information or records relating to this Agreement. Additionally, Reinsurer, or their authorised representatives, shall have the right to inspect, at any reasonable time at the office of the Company and upon reasonable notice, all papers, books, accounts, documents, claims files, underwriting guidelines, sample policies, auditing procedures and other records of the Company relating to this Agreement. The Company shall, at any reasonable time at the office of the Company and upon reasonable notice, allow Reinsurer to conduct a review of the underwriting being done by the Company relating to this Agreement. Reinsurer shall have the right to be consulted if any material changes are made to the underwriting guidelines or procedures relating to this Agreement. Reinsurer’s rights under this clause shall survive the termination of this Agreement.
In the event records relating to the business which is the subject of this Agreement are maintained by service providers to the Company, the Company shall request, upon Reinsurer’s request, that all such records be made available at a convenient time and place to Reinsurer. However, the Company shall not be liable for any refusal by any such service provider to cooperate.
ARTICLE 15 — LOSS ADJUSTMENT EXPENSES
Reinsurer shall bear its share of all Loss Adjustment Expenses incurred by the Company and shall receive its proportionate share of any recoveries of such expenses. It is understood and agreed that all loss expenses incurred are subject to the maximum liability of Reinsurer as provided in Article 5 of this Agreement.
ARTICLE 16 — LOSS RESERVES
Reinsurer agrees to abide by the loss settlements and claims payments made by the Company. However, if requested by Reinsurer, the Company shall afford Reinsurer an opportunity to be associated with the Company, at the expense of Reinsurer, in the defence of any claim, suit or proceeding involving this reinsurance, and the Company will cooperate with Reinsurer in every respect in the defence or control of such claim, suit or proceeding. All settlements by the Company of claims involving this reinsurance, including voluntary compromise and release, shall be unconditionally binding on Reinsurer when made by the Company.
ARTICLE 17 — COMMUTATION
At any time after three (3) months following the expiration of the last policy reinsured hereunder (the “Commutation Date”), the parties may agree to commute, as of the Commutation Date, any risk or risks reinsured hereunder in accordance with the following terms and conditions. The Company shall designate an independent actuary to determine Reinsurer’s share of outstanding loss reserves, allocated loss adjustment expense reserves, IBNR reserves, and reserves for any future adjustments of the expenses identified in Schedule 1 attached to and hereby made a part of this Agreement by this reference (collectively called the “Outstanding Reserves”) with respect to the risk or risks agreed to be commuted as of the Commutation Date. An amount equal to the Outstanding Reserves shall be deducted from the Funds Withheld Account, and Reinsurer shall be released from any further liability with respect to the risk or risks commuted. If all risks under this Agreement are commuted, any monies remaining in the Funds Withheld Account after deducting all Outstanding Reserves shall be paid to Reinsurer. Schedule 2 attached hereto and made a part hereof by the references sets out IBNR loss development factors to be used in commuting this Agreement.

ARTICLE 18 — ARBITRATION
Any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity hereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration shall be in writing and sent certified or registered mail, return receipt requested, or by overnight courier service.
Each party shall choose one individual as an arbitrator and the two arbitrators shall then choose a third arbitrator who shall preside at the hearing. If either party fails to appoint an arbitrator within thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days’ notice by certified or registered mail or by overnight courier service of its intention to do so, may appoint the third arbitrator. If the two individuals are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be selected as follows: each arbitrator shall select three individuals and submit their names to the other arbitrator. In the event a name appears on both lists, that person shall be the third arbitrator. Otherwise, or in the event that more than one name appears on both lists, each arbitrator shall strike two from the other arbitrator’s list. Of the two persons remaining, one shall be chosen as the third arbitrator by drawing lots. All arbitrators shall be impartial and disinterested active or former officers of insurance or reinsurance companies or Underwriters at Lloyd’s.
Within thirty (30) days after the appointment of the third arbitrator, the arbitrators shall jointly determine timely periods for the filing of briefs with the panel, discovery procedures and schedules for hearings. The arbitrators shall be relieved of all judicial formalities and shall not be bound by the strict rules of law, but, rather, shall view this Agreement as an honourable engagement between the parties. The arbitration shall take place in the State of South Carolina or such other place as the panel may select as being in the best interests of the arbitration proceeding. The decision of the majority of the arbitrators, when rendered in writing, shall be final and binding. The arbitrators are empowered to grant interim relief, as they may deem appropriate.
The arbitrators shall make their decision considering the customs and practices of the applicable insurance and reinsurance business and as promptly as possible following the termination of hearings. It is specifically agreed that, in the event the issue or issues before the arbitrators involve matters of valuation including, but not limited to, claims payments, segregated portfolio collateralisation, adjusted premiums, so-called IBNR claims, reserves and all such similar matters, the panel of arbitrators shall retain an independent actuary of their choosing, whose determination as to the accuracy, correctness or propriety of such amounts shall be binding upon the parties. Said actuary shall submit a written report of his or her findings to the panel of arbitrators as soon as reasonably possible following his or her determinations in this regard. The costs and expense of said actuary and of said report shall be borne jointly and equally between the parties hereto. Judgment upon the award may be entered in any court of competent jurisdiction.
Each party shall severally bear the costs of its chosen arbitrator and, unless the panel awards otherwise, its own attorneys’ fees, and jointly and equally bear, with the other party, the costs of the third arbitrator and of the arbitration, including, but not limited to, arbitrator travel and lodging, court reporters, room rental fees, et, al. The arbitrators may, in their discretion, award such further costs and expenses as they may consider appropriate, including but not limited to, attorneys’ fees to the extent permitted by law.
ARTICLE 19 — INSOLVENCY
In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator, statutory successor, trustee or other legal successor in interest on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured, which claim would involve a possible liability on the part of Reinsurer, within a reasonable time after such claim is filed in the conservation, liquidation or receivership proceeding, and that during the pendency of such claim, Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defence or defences that it may deem available to the Company or its liquidator, receiver, conservator, statutory successor, trustee or other legal successor in interest. The expense thus incurred by Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defence undertaken by Reinsurer.
Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose a defence to such claim, Reinsurer shall agree that the expense shall be apportioned in accordance with the terms of this Agreement as though the insolvent Company had incurred such expense.
ARTICLE 20 — CURRENCY
All transactions under this Agreement shall be in United States dollars. Amounts paid or received by the Company in any other currency shall be converted to United States dollars at the rate of exchange at the date such transaction is entered on the books of the Company.
ARTICLE 21 — FOLLOW THE TERMS AND CONDITIONS
Reinsurer’s liability shall attach simultaneously with that of the Company, and all cessions to Reinsurer by virtue of this Agreement shall be subject in all respects to the same risks, terms, conditions, interpretations, assessments, waivers, modifications, alternations, and cancellations as the policies of the Company reinsured hereunder to which such cessions relate, the true intent of this Agreement being that Reinsurer shall, in every case to which this Agreement applies and in the proportions specified herein, follow the fortunes and terms and conditions of the Company in respect of the risk the Company has accepted under insurance or reinsurance policies, binders or contracts including declaratory judgment expenses, settlements of extra contractual obligations and losses in excess of policy limits.
ARTICLE 22 — SERVICE OF SUIT
In the event of the failure of Reinsurer to pay any amount claimed to be due hereunder or as ordered by a panel of arbitrators pursuant to Article 18, Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. In such event, Reinsurer shall have the right to remove an action to an appropriate United States District Court or to seek a transfer or remand of a case to another court as permitted by the laws of the United States or of any State of the United States.
The Company may serve process upon Reinsurer by serving its agent:
Caledonian Insurance Services Limited
Attention: Conor Jennings, Managing Director
P.O. Box 1043
GT, Grand Cayman
Cayman Islands
and in any suit instituted against Reinsurer upon this Agreement, Reinsurer will abide by the final decision of the court or, in the event of an appeal, of any appellate court of competent jurisdiction in the United States.
The right of the Company to bring suit as provided herein shall be limited to a suit brought in its own name and for its own account.
The above-named agent is authorised and directed to accept service of process on behalf of Reinsurer in any such suit and/or upon the request of the Company to give a written undertaking to the Company that, subject to the right to seek removal, remand or transfer of such suit to any other court of competent jurisdiction, it will enter a general appearance upon Reinsurer’s behalf in the event such a suit shall be instituted.
Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or the successor or successors in office (the “Officer”), as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement, and hereby designates the above named as the person to whom the said Officer is authorised to mail such process or a true copy thereof.
In the event of any proceedings under this Article, this Agreement shall be governed and construed in accordance with the laws of the State of South Carolina, except as otherwise provided in Article 26 below.
ARTICLE 23 — EXCLUSIONS
This Agreement is subject to and limited by any exclusions in the original policies reinsured by this Agreement.
ARTICLE 24 — INSOLVENCY FUNDS EXCLUSION
This Agreement excludes all liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. The term “insolvency fund” includes any guaranty fund, plan, insolvency fund, pool, association, fund, or other arrangement, howsoever denominated, established, or governed by the laws or regulations of any state which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.
ARTICLE 25 — LOSS IN EXCESS OF ORIGINAL POLICY LIMITS AND EXTRA CONTRACTUAL OBLIGATIONS
Subject to compliance with its terms, this Agreement shall protect the Company to the limits of liability provided hereunder, when the ultimate net loss includes any loss for which the Company may be legally liable to pay in excess of the limit of the original policy reinsured hereunder, where the loss in excess of the limit of the original policy has been incurred because of the Company’s failure to settle within the policy limits or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement, or in the preparation of the defence or in the trial of any action against its insured or reinsured, or in the preparation or prosecution of an appeal consequent upon such action. For the purposes of this paragraph, “loss” shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original policy reinsured hereunder as determined by a court of competent jurisdiction.
This Agreement shall protect the Company when ultimate net loss includes any Extra Contractual Obligations, defined as those liabilities not covered under any other provision of this Agreement and which arise from the handling of any claim on business reinsured hereunder, such liabilities arising because of, but not limited to, failure by the Company to settle within policy limits, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defence or in the trial or any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.
The date on which the Company incurs any Extra Contractual Obligation or Loss in Excess of Policy Limits shall be deemed in all circumstances, to be the date the loss attached to the policy reinsured hereunder.
However, this Article shall not apply where: (1) the loss has been incurred due to fraud by a member of the Board of Directors, an officer or supervisory employee of the Company acting individually or collectively or in collusion with any individual or corporation or any other organisation or party involved in the presentation, defence or settlement or any claim covered hereunder; or (2) the liability of the Company arises from the handling of any claim under self-insurance or under policies issued to itself or other insurance or reinsurance companies.
ARTICLE 26 — TERMINATION
A.	If a state insurance department or other competent authority has ordered either party to cease writing business, the other party may declare this Agreement as no longer valid or operative as to that state as of the date of the order to cease writing business;

B.	If either party has become insolvent, or has been put into conservation, liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy or other agent known by whatever name, to take possession of its assets or control of its operations, the other party may terminate this Agreement;

C.	If either party has reinsured its entire liability under this Agreement without the other party’s prior written consent, the other party may terminate this Agreement.
Termination for any of the above events A through C shall take place by the terminating party sending to the other party, by registered or certified mail or by overnight courier service, to the principal office of the other party, notice stating the time and date when, not less than thirty (30) days after the mailing of such notice, termination shall be effective. Further, Reinsurer may terminate this Agreement on thirty (30) days notice.
At the Company’s option, (i) all reinsurance hereunder shall remain in force until the expiration date, anniversary date, or prior termination date of policies reinsured hereunder, but in no event longer than twelve (12) months after the Termination Date; or (ii) Reinsurer shall not be liable for any losses occurring under the Company’s policies becoming effective on and after the Termination Date.
ARTICLE 27 — CELL LIMITATION AND INDEMNIFICATION
Reinsurer is a segregated portfolio company duly incorporated and in good standing under, and as defined in, the Companies Law (2004 Revision) of the Cayman Islands. Notwithstanding any other provision of this Agreement, the parties hereto acknowledge and agree that the liability of Reinsurer to pay any amount due hereunder to any relevant party hereof whether in respect of performance or for loss arising from any breach of its obligations or otherwise, shall be limited to the net proceeds of the realisation of all the assets of the Segregated Portfolio, which assets shall include without limitation the right to receive collateral and other payments from any shareholder of, owner of beneficial interest, or other investor in Reinsurer pursuant to participation or other similar agreements between Reinsurer and any such shareholder, owner or investor (“Payment Obligations”).
If the net proceeds of the realisation of all the assets is insufficient to pay all Reinsurer’s obligations hereunder in full for any reason, Reinsurer shall have no obligation to make up the insufficiency and following exhaustion of such amount any liability to pay such insufficiency shall thereafter be extinguished. Accordingly, the rights and entitlement of any relevant party hereof is restricted to the net proceeds of the realisation of all the assets of the Segregated Portfolio and not to the assets of any other segregated portfolio or to the general assets of Reinsurer. Reinsurer agrees to use all reasonable efforts to collect any and all Payment Obligations due to Reinsurer. Upon written notice by the Company to the Reinsurer, the Company shall have the right to assume control of all such collection efforts on behalf of the Reinsurer, and to the extent permitted by applicable law, the Reinsurer shall assign all of its right, title and interest in, and the right to collect, the Payment Obligations to the Company; provided, however, that, for the avoidance of doubt, all monies recovered shall remain the property of Reinsurer.

The parties hereto covenant and agree that, absent fraud, dishonesty, gross negligence or willful malfeasance, they shall not take or seek to take any recourse (including but not limited to action before any court or governmental agency), directly or indirectly, with respect to the actions or inactions of Reinsurer or any obligations of Reinsurer under this Agreement against:
•	Reinsurer (other than in respect of the Segregated Portfolio as limited above);

•	Caledonian Insurance Services Ltd;

•	any owner of a beneficial interest in Caledonian Insurance Services Ltd, Caledonian Reinsurance SPC; or

•	any partner, owner, beneficiary, director, officer, shareholder, employee or agent of Caledonian Insurance Services Ltd, Reinsurer in its individual, capacity, or any of their respective legal advisers.
The parties hereto further covenant and agree that absent fraud, dishonesty, gross negligence or willful malfeasance, they respectively shall not take any corporate action, other steps, or legal proceedings for the winding-up, dissolution or re-organisation, or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of the Caledonian Insurance Services Ltd., Reinsurer, or the Segregated Portfolio or of any or all of Reinsurer’s revenues and assets or analogous proceedings in any jurisdiction.
The Company agrees to indemnify and hold harmless (a) the Segregated Portfolio and its officers, directors, employees, attorneys, affiliates and agents (but expressly excluding its shareholders, beneficial owners or other investors); and (b) Reinsurer and its officers, directors, shareholders, employees, attorneys, affiliates and agents (individually, an “Indemnified Person”), and hold each of them harmless from and against any error of judgment, and any and all loss, damage, claims, demands, or proceedings, or liability or expense, including costs and reasonable attorneys’ fees and expenses (together “Losses”), to which any Indemnified Person may be put or may incur by reason of or in connection with any misrepresentation made by the Company, any breach of the Company’s representations and warranties, the Company’s failure to fulfill any of its covenants or agreements under this Agreement or any Losses suffered or sustained by an Indemnified Person by reason of such person’s status as an Indemnified Person other than Losses which arise out of or relate to fraud, negligence or willful default of such Indemnified Person.
ARTICLE 28 — ASSIGNMENT
Neither party may assign this Agreement unless the prior written approval of the other party is first obtained, which approval shall not be unreasonably withheld or delayed.

ARTICLE 29 — ENTIRE AGREEMENT
This Agreement forms the entire agreement and understanding between the parties relating to the subject matter hereof, supersedes and extinguishes any previous agreement or understanding between the parties in relation to all or any such matters.
IN WITNESS WHEREOF, this Agreement has been signed as of this ___day of August, 2005.

FOR THE COMPANY:		FOR THE REINSURER:

By:		By:
	Title: Chairman		Title: Manager

INTERESTS AND LIABILITIES CONTRACT TO THE
QUOTA SHARE REINSURANCE AGREEMENT
BETWEEN
GUARANTEE INSURANCE COMPANY,
(hereinafter referred to as the “Company”)
AND
SEGREGATED PORTFOLIO 110, A SEGREGATED PORTFOLIO OF
CALEDONIAN REINSURANCE SPC
(hereinafter referred to as the “Reinsurer”)
It is agreed that Reinsurer shall have the Interests and Liabilities specified in the attached Agreement effective as of the Effective Date. This Agreement shall be continuous and in force until terminated subject to the terms and conditions for termination stipulated in the Article 2 thereof entitled Term and Cancellation.

FOR THE COMPANY:		FOR THE REINSURER:

By:		By:
	Title: Chairman		Title: Manager
	Date: August 17 2005		Date: 10 Jan 2006